EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made effective as of December 10, 2014 (“Effective Date”), by and between Daegis, Inc. (the “Company”) and Susan K. Conner (the “Executive”).

The Parties hereby agree as follows:

1. Employment. This Agreement sets forth the terms of the Executive’s continuing employment by the Company. Executive’s term of employment under this Agreement (the “Employment Term”) shall run from the effective date of this Agreement through the end of Executive’s employment with the Company, regardless of which party terminates the employment relationship or why the relationship is terminated.

2. Duties.

a. Position. Executive is employed as Chief Financial Officer, reporting to the Chief Executive Officer, and shall have the duties and responsibilities assigned by the Company and its Board of Directors both upon initial hire and as may be assigned from time to time. Executive shall perform faithfully and diligently all duties assigned to Executive. As Chief Financial Officer, the Executive shall serve as the chief financial executive for the Company, as defined by the applicable securities laws. The Position will be based in the Dallas, TX area, and the Executive will also be expected to travel, as may be required by the Chief Executive Officer to the Company’s various offices and to other locations as required by the business.

b. Best Efforts/Full-Time. Executive will expend Executive’s best efforts on behalf of the Company, and will abide by all policies and decisions made by the Company, as well as applicable federal, state and local laws, regulations or ordinances, including in particular those laws applicable to the Company as a publicly-traded company. Executive will act in the best interest of the Company at all times. During the Employment Term, excluding periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during usual business hours to the business and affairs of the Company to the extent necessary to discharge the responsibilities assigned to the Executive hereunder. The Executive may (i) serve on corporate, civil or charitable boards or committees, (ii) manage personal investments and (iii) deliver lectures and teach at educational institutions, so long as such activities do not constitute a conflict of interest, create issues of independence, or interfere with the performance of the Executive’s responsibilities hereunder, as determined by the Company. It is expressly understood and agreed that to the extent any such activities have been conducted by the Executive prior to the Effective Date and have been disclosed by the Executive to the CEO, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

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3. “At-Will” Employment Relationship. Executive’s employment with the Company is not for any specified period and may be terminated at any time, with or without cause or advance notice, except as notice may be otherwise required under various provisions of this Agreement, by either the Executive or the Company. In addition, the Company reserves the right to modify Executive’s position or duties to meet business needs and to use discretion in deciding on appropriate disciplinary actions; however, it is understood that at no time will the modification of the Executive’s position or duties include a diminished responsibility or authority customarily performed, undertaken and exercised by persons situated in a similar executive capacity. No representative of the Company, other than the Chief Executive Officer, has the authority to alter the At-Will relationship and nothing in this Agreement is intended to or should be construed to contradict, modify or alter this At-Will relationship.

4. Compensation.

a. Base Salary. As compensation for Executive’s performance of Executives duties hereunder, the Company shall pay to Executive an initial Base Salary of $270,000.00 per year, as may be adjusted from time to time. Such Base Salary, less applicable withholdings and authorized deductions shall be payable in accordance with the Company’s customary practices applicable to its executives.

b. Incentive Compensation. In addition to Base Salary, Executive will be eligible to earn, for each fiscal year ending during the Employment Term, incentive compensation, in an amount up to 50% of Executive’s then-current base salary per year, in accordance with the terms and conditions of the incentive plan approved by the Compensation Committee. The actual plan terms, conditions, and any payment thereunder to be determined by the Company and the Compensation Committee, in its sole and absolute discretion. Executive may also earn additional performance bonuses tied to achievement of specific goals as approved by the Compensation Committee from time to time. All incentive compensation and additional performance bonuses that may be earned during a fiscal year by Executive are referred to herein as “Performance Bonuses.”

5. Benefits.

a. Customary Fringe Benefits. Executive will be eligible for all customary and usual fringe benefits generally available to other similarly situated executives of the Company, subject to the terms and conditions of the Company’s benefit plans. Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time. Current benefits include health and welfare benefits (including vision and dental), STD/LTD, group life insurance and retirement benefits (401(k)).

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b. Time Off. During the Employment Term, Executive will be eligible to accrue and use a total of 20 days paid vacation (as may be increased from time to time) and sick days in accordance with the Company’s policies as in effect from time to time. Executive shall schedule vacation so that it does not interfere in any material respect with the performance of Executive’s duties hereunder and so as to minimize disruption to the Company’s business, consulting with the Chief Executive Officer in advance of scheduling any planned time off.

c. Business Expenses. Executive will be reimbursed for all reasonable out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of the Company. Such expenses must be in accordance with the Company’s then-current expense policies. Any requests for reimbursement must be made promptly with appropriate documentation, using the approved expense reimbursement process.

6. Termination of Executive’s Employment.

a. Definitions. For purposes of this Agreement, the following definitions apply:

(i) Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which indicates the specific termination provision in this Agreement, if any, relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, if any, and the Termination Date. For purposes of this Agreement, no purported termination of employment shall be effective without such Notice of Termination

(ii) Termination Date. For purposes of this Agreement, “Termination Date” shall mean, in the case of the Executive’s death, the date of death, or in all other cases, the effective date of the Executive’s termination of employment from all positions with the Company, as specified in the Notice of Termination, subject to the following:

(1) If the Executive’s employment is terminated by the Company for Cause, the date of the Notice of Termination;

(2) If the Executive’s employment is terminated by the Company due to Disability, the date specified in the Notice of Termination shall be at least thirty (30) days from the date the Notice of Termination is given to the Executive, except as otherwise noted in this section; and

(3) If the Executive’s employment is terminated by the Executive for Good Reason, the date specified in the Notice of Termination shall not be more than thirty (30) days from the date the Notice of Termination is given to the Company.

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(iii) Cause. For purposes of this Agreement, “Cause” is defined as:

(1) the Executive’s theft, dishonesty, or falsification of any Company documents or records;

(2) the Executive’s improper use or disclosure of the Company’s confidential or proprietary information;

(3) any action, disruptive conduct or employment-related misconduct by the Executive which has a detrimental effect on the Company’s reputation or business, including, without limitation, conduct by the Executive which is intended to adversely affect overall employee morale;

(4) the Executive’s failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability;

(5) any material breach by the Executive of any employment agreement between the Executive and the Company, which breach is not cured pursuant to the terms of such agreement; or

(6) the Executive’s conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs the Executive’s ability to perform his or her duties with the Company.

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(iv) Disability. The Company may terminate the Executive’s employment upon Executive’s Disability. For purposes of this Agreement, Disability means a physical or mental infirmity which, despite any legally required accommodations, impairs the Executive’s ability to substantially perform Executive’s duties under this Agreement which continues for a period of at least ninety (90) consecutive days and which is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative. The Executive shall be entitled to the compensation and benefits provided for under this Agreement for any period of time during the Employment Term and prior to the Termination Date resulting from the Executive being unable to work due to a physical or mental infirmity and as otherwise provided in this Agreement in connection with the Disability; provided, however, that the receipt of disability insurance payments or benefits will not result in a duplication of any other compensation or benefits otherwise provided for under this Agreement during any such period. Notwithstanding anything contained in this Agreement to the contrary, until the Termination Date specified in the Notice of Termination relating to the Executive’s Disability, in the event the Executive is no longer under a Disability, the Executive will be entitled to return to the Executive’s position on a regular basis with the Company as set forth in this Agreement, in which event no termination by reason of the Disability will be deemed to have occurred.

(v) Good Reason. The Executive may terminate Executive’s employment for “Good Reason” within thirty (30) days following the occurrence of one or more of the events or conditions as described in this section, to which the Executive has not consented, by submitting a resignation in writing from all positions Executive then holds with the Company. For purpose of this Agreement, a resignation for “Good Reason” is defined as:

(1) A material diminution of Executive’s duties or responsibilities, unless otherwise agreed to by the Executive; Executive must provide the Company with written notice of Executive’s objection to the change in duties or responsibilities, which is not cured, to the extent susceptible to cure, within ten (10) days after notice, or the Executive will be deemed to have agreed to the changes;

(2) A material breach by the Company of any provision of this Agreement; provided however, the Executive shall first notify the Company in writing stating with reasonable specificity the breach by the Company and the Executive shall only have Good Reason to terminate Executive’s employment if the Company fails to commence action reasonably necessary to cure such breach within ten (10) days following the date of the Company’s receipt of the Executive’s written notice thereof;

(3) The failure by the Company to obtain an agreement, reasonably satisfactory to the Executive, from any successor or assign of the Company to assume and agree to perform this Agreement;

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(4) Any material reduction, of 10% or greater, in Executive’s base salary or incentive compensation opportunity; or,

(5) A relocation of Executive’s place of employment by more than fifty (50) miles, if Executive routinely reports to work at a Company office.

(vi) Change in Control. A “Change in Control” is defined as any one of the following occurrences:

(1) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 as amended (the “Exchange Act”), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of the securities of the Company representing more than 50% of a) the outstanding shares of common stock of the Company or b) the combined voting power of the Company’s then-outstanding securities; or,

(2) The sale or disposition of all or substantially all of the Company’s assets (or any transaction having similar effect is consummated); or,

(3) The Company is party to a merger or consolidation that results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or,

(4) There occurs a sale to a “person” (as such term is defined in Section 13(d) of the Exchange Act) of securities of the Company representing more than fifty percent (50%) of the total number of votes that may be cast for the election of directors of the Company.

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b. Severance if Termination Without Cause by Company or if Resignation for Good Reason by Executive. Although the Company or Executive may terminate this Agreement At-Will, if the Company elects to terminate Executive’s employment without “Cause” or Executive resigns for “Good Reason” (as defined herein), Executive shall be eligible to receive the following Termination Severance Benefits: i) all accrued and unpaid Base Salary earned during the Employment Term, ii) a payment equal to the product of (A) the Performance Bonuses, if any, that the Executive would have earned for that fiscal year in which the Termination Date occurs based on actual achievement against the applicable performance goals for such year and (B) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year (the “Pro-Rata Bonus”), to be paid on the date that annual bonuses are paid to similarly situated executives, but in no event later than two-and-one-half (2-1/2) months following the end of the fiscal year in which the Termination Date occurs; and iii) cash severance payments equivalent to twelve (12) months of the Executive’s Base Salary then in effect on the Termination Date, payable as “salary continuation” in accordance with the Company’s regular payroll cycle, commencing on the first payroll period that is 31 days following the Termination Date; and iv) the continuation of Executive’s existing health insurance benefits for a twelve (12) month period, if permitted by the Company’s health insurance plan (at the then-current contribution levels), or, if not permitted by the Company’s health insurance plan, the Company will reimburse the Executive for the cost of twelve (12) months of Executive’s COBRA health insurance continuation benefits (assuming Executive is COBRA-eligible). All other Company obligations to the Executive will be terminated and completely extinguished. Provision of the Termination Severance Benefits is contingent on a) the Executive’s continued compliance with all surviving provisions of this Agreement and b) the Executive’s execution of a full general release, releasing all claims, known and unknown, that Executive may have against the Company, arising out of or in any way related to Executive’s employment or termination of employment with the Company, on terms satisfactory to the Company, including a reciprocal non-disparagement clause in favor of both the Company and the Executive. If such a general release described in clause b) has not been executed and delivered and become irrevocable on or before the 30th day following the Termination Date, no amounts or benefits under this Agreement shall be or become payable.

c. Severance if Termination Within Twelve (12) Months Following a Change in Control. Although the Company or Executive may terminate this Agreement At-Will, if the Company elects to terminate Executive’s employment without “Cause” or Executive resigns for “Good Reason” (as defined herein) on or within a period of twelve (12) months following a Change in Control (as defined herein), Executive shall be eligible to receive the following Change in Control Severance Benefits: i) all accrued and unpaid Base Salary earned during the Employment Term, ii) cash severance payments equivalent to (A) twelve (12) months of the Executive’s Base Salary and (B) the Executive’s maximum Performance Bonuses payable for the fiscal year in effect on the Termination Date, payable as “salary continuation” in accordance with the Company’s regular payroll cycle, commencing on the first payroll period that is 31 days following the Termination Date; iii) the continuation of Executive’s existing health insurance benefits for a twelve (12) month period, if permitted by the Company’s health insurance plan (at the then-current contribution levels), or, if not permitted by the Company’s health insurance plan, the Company will reimburse the Executive for the cost of twelve (12) months of Executive’s COBRA health insurance continuation benefits (assuming Executive is COBRA-eligible); and iv) any outstanding unvested equity awards, including stock options under any Company stock option plans, shall become fully vested and exercisable as of the Termination Date. All other Company obligations to the Executive will be terminated and completely extinguished. Provision of the Change in Control Severance Benefits is contingent on a) the Executive’s continued compliance with all surviving provisions of this Agreement and b) the Executive’s execution of a full general release, releasing all claims, known and unknown, that Executive may have against the Company, arising out of or in any way related to Executive’s employment or termination of employment with the Company, on terms satisfactory to the Company, including a reciprocal non-disparagement clause in favor of both the Company and the Executive. If such a general release described in clause b) has not been executed and delivered and become irrevocable on or before the 30th day following the Termination Date, no amounts or benefits under this Agreement shall be or become payable.

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7. Restrictive Covenants. Executive acknowledges and agrees that in reliance upon Executive’s promises and representations in this Agreement, Executive has been and shall be placed in a position of special trust and confidence wherein: (i) Executive is provided with a portion of the Confidential information (defined below) of the Company and its subsidiaries, (ii) is paid to develop goodwill and valuable business relationships on behalf of the Company, and/or (iii) is provided specialized training. The compensation to be paid to the Executive under this Agreement (including severance payment rights), and the Executive’s eligibility to receive awards of options to purchase shares of the Company’s Common Stock under the Company’s 2010 Stock Option Plan (or any other equity plans of the Company), are also expressly understood to be consideration in exchange for Executive’s promises and representations in this Agreement. Executive acknowledges that Executive’s services have been and will be of special, unique and extraordinary value to the Company and its subsidiaries, and that the restrictions provided for in this Agreement are reasonable and necessary for the protection of the Company’s legitimate business interests. Accordingly, Executive covenants and agrees:

a. Confidential Information / Nondisclosure.

(i) Confidential Information. “Confidential Information” refers to an item of information or a compilation of information, in any form (tangible or intangible), related to the Company’s business that Company has not made public or authorized public disclosure of, and that is not generally known to the public through proper means. Confidential Information includes, but is not limited to: (a) Company’s internal analysis and information regarding business opportunities, business plans, customer and prospective customer lists, marketing plans and strategies, research and development data, buying practices, financial data, operational data, methods, techniques, technical data, know-how, innovations, computer programs, un-patented inventions, and trade secrets; and (b) information about the business affairs of third parties (including, but not limited to, customers and acquisition targets) that such third parties provide to Company in confidence. Executive acknowledges that items of Confidential Information are Company’s valuable assets and have economic value, actual or potential, because they are not known by the public or others who are not obligated to keep them confidential and who could use them to their own economic benefit or to the competitive disadvantage of the Company, and thus, should be treated as Company’s trade secrets.

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(ii) Nondisclosure. During employment and for so long thereafter as the information qualifies for protection as Confidential Information under this Agreement, Executive will avoid engaging in any use or disclosure of Confidential Information that is not expressly authorized in writing by the Company or required as part of Executive’s performance of his or her job duties undertaken for the benefit of the Company. Notwithstanding the foregoing, nothing herein shall be construed to prohibit the reporting of a violation of law that is protected by law, or to prohibit a disclosure of information that is compelled by law; provided, however, that to the extent allowed by law, Executive will give Company as much advance written notice as possible under the circumstances prior to such a disclosure and will cooperate with Company in any legal action undertaken to protect the confidentiality of the information.

(iii) Property Rights. All Confidential Information shall be considered the property of the Company in its collected, compiled and stored form in the Company’s files, records, and computer systems. Company files and records (in physical and electronic or digital form) are Company property and may not be copied, removed, or destroyed without Company authorization.

(iv) Limited Computer Authorization. Executive is authorized to access only those Company computers that are designated for Executive’s use by the Company, and may only do so while in the active employment of the Company. All such authorization ends immediately upon the termination of employment. Executive is not authorized to access and use the Company’s computers, email, or related computer systems to compete or to prepare to compete, or to otherwise compromise the Company’s legitimate business interests, and any such unauthorized access to or use of the Company’s computers in violation of the foregoing understanding may subject Executive to civil and/or criminal liability.

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(v) Return of Property. When Executive’s employment with Company ends, or sooner if so requested, Executive will immediately return to Company any Company property in Employee’s possession, including the following: all Confidential Information; all records related to Company’s Intellectual Property: and, all customer files, account files, price lists, product information, and training manuals whether confidential or not; and, all keys and security and credit cards; all equipment, products, samples, inventory, tools, computers, software, cell phones and other electronic devices belonging to the Company. At Company’s request, and without destroying or deleting any contents thereof, Executive shall turn over to the Company for inspection, any personal storage devices such as thumb drives, cell phones, or lap tops, Executive has used to conduct Company business or to store any information related to the Company’s business so that the Company can retrieve its property and insure that all Company materials have been returned and not copied or retained in violation of this Agreement.

(vi) Necessary Additional Protections. Executive acknowledges that the foregoing confidentiality and nondisclosure obligations are not sufficient standing alone to adequately protect the Company’s Confidential Information because some positions, services, and activities will, by their nature require or involve the use of Confidential Information, intentionally or not, that cannot be detected and addressed before irreparable harm is likely to occur; and, accordingly, the additional restrictions provided for in the remainder of this Section 7 are reasonable and necessary restrictions to avoid irreparable harm to the Company.

b. Non-Compete Covenant. During the Employment Term and for a period of twelve (12) months thereafter (the “Restricted Period”), the Executive shall not, directly or indirectly, compete with the Company by providing, managing, or supervising services (as an employee, director, officer, owner, manager, partner, consultant or otherwise) that: (i) are the same as, or similar in nature, function or purpose to the services Executive performed for the Company in the preceding two years, or (ii) would otherwise be likely to involve the use or disclosure of the Company’s Confidential Information; for the benefit of any business enterprise directly engaged in e-discovery software for processing, search, review and production of data for litigation, compliance and regulatory matters, information archiving and information governance and related software solutions (the “Company Business”), in any state within the United States where the Company or any of its subsidiaries that Executive has material contact with or confidential information about conducts business during the Employment Term (collectively, the “Territory”). Notwithstanding the foregoing, the Executive’s passive, non-controlling ownership interest in a company solely as an investor of five percent (5%) or less of the outstanding securities of any class of any publicly-traded securities of any company shall not, by itself, be considered prohibited competition under this Agreement.

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c. Non-solicitation of Customers. During the Restricted Period, the Executive shall not knowingly, directly or indirectly, solicit or attempt to solicit any customer of the Company that Executive had business-related contact with or Confidential Information about in the preceding two years for the purpose of inducing or encouraging the customer to (i) cease or reduce doing business with the Company or its subsidiaries, (ii) divert a business opportunity away from the Company or its subsidiaries, or (iii) purchase goods or services that compete with those of the Company or its subsidiaries that Executive had material involvement with or Confidential Information about in the preceding two years; nor will Executive knowingly help another person engage in such solicitation. As used herein, “customer” shall be understood to include any person or entity that has an ongoing business relationship with the Company and those with whom the Company has a reasonable expectation of doing business based on outstanding proposals or other negotiations in effect at the time Executive’s employment ends. As used herein, “solicit” means to knowingly communicate with a person or entity, whether directly or indirectly, in order to induce, cause or encourage the person or entity to engage in a particular course of conduct (such as buying a good or service), regardless of which party first initiates the communication or whether the communication is in response to an inquiry or not. This restriction is not intended to cover a general media advertisement or similar communication that advertises the services or products of a business in a general fashion without reference to any particular person and that is not targeted at a particular customer, person or entity.

d. Non-Solicitation of Employees. During the Restricted Period, the Executive shall not knowingly, directly or indirectly, solicit or attempt to solicit an employee or independent contractor providing personal services to the Company for the purpose of inducing or encouraging that person to (i) cease providing services to the Company or terminate the parties’ business relationship, or (ii) to provide services to any person or entity that competes with the Company’s Business.

e. Mutual Non-disparagement Covenant. During the Employment Term and thereafter, the Executive shall not, directly or indirectly, take any action, or encourage others to take any action, to disparage or criticize the Company, its subsidiaries, or their employees, officers, directors, products, services, customers or owners. During the Employment Term and thereafter, the Company shall not, directly or indirectly, take any action, or encourage others to take any action, to disparage the Executive’s reputation. Nothing contained in this Section 7(e) shall preclude the Executive from enforcing his rights under this Agreement or prevent the Executive, the Company, or its employees, officers and directors, from truthfully testifying in response to legal process or a governmental inquiry.

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f. Enforcement. The Executive acknowledges that a breach of the covenants contained in this Section 7 would cause irreparable damage to the Company, the exact amount of which would be difficult to ascertain, and that the remedies at law for any such breach or threatened breach would be inadequate. Accordingly, the Executive agrees that if he or she breaches or threatens to breach any of the covenants contained in this Section 7, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to: (i) institute and prosecute proceedings in any court of competent jurisdiction for specific performance and injunctive and other equitable relief to prevent the breach or any threatened breach thereof without bond or other security or a showing of irreparable harm or lack of an adequate remedy at law, and (ii) an equitable accounting by any court of competent jurisdiction of all profits or benefits arising out of such violation.

g. Scope of Covenants. The Company and the Executive further acknowledge that the time, scope, geographic area and other provisions of this Section 7 are reasonable and necessary for the protection of the interests of the Company, but if any such restriction or covenant shall be held by any court of competent jurisdiction to be void but would be valid if deleted in part or reduced in application, such restriction or covenant shall apply in such jurisdiction with such deletion or modification as may be necessary to make it valid and enforceable. The restrictions and covenants contained in each paragraph of this Section 7 shall be construed as separate and individual restrictions and covenants and shall each be capable of being reduced in application or severed without prejudice to the other restrictions and covenants or to the remaining provisions of this Agreement.

h. Enforceability. The restrictive covenants of this Section 7 are in addition to the covenants that the Executive must comply with during and following the Executive’s employment under the Company’s applicable confidentiality, invention assignment, insider trading policy (“ITP”) and non-disclosure agreements (collectively, the “Covenants”). This Agreement shall be read to supplement and not replace or eliminate any of Executive’s obligations under the Covenants. In the event of a breach of the Covenants, the Company shall have all the remedies available thereunder in addition to the remedies under this Section 7. If any court holds any of the restrictions or covenants contained in this Section 7 to be unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company to the relief provided in this Section 7 in the courts of any other jurisdiction within the geographic scope of such restrictions and covenants.

i. Disclosure of Restrictive Covenants. The Executive agrees to disclose in advance the existence and terms of the restrictions and covenants contained in this Section 7 to any employer or other service recipient by whom the Executive may be employed or retained during the Restricted Period. Executive understands that both the Company and Executive have the right to provide another party an opinion about interpretation and/or application of this Agreement; Executive consents to such communications, and agrees not to assert a claim of wrongdoing by Company as a result of such a communication.

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j. Extension of Restricted Period. If the Executive breaches a time-limited post-employment restriction created in this Section 7, then the time limitation for the violated restriction will be extended by one day for each day Executive is found to have been in violation of the restriction up to a length of time that is equal in duration to the length of restriction originally provided for so that Company gets the full benefit of compliance for the length of time originally provided for.

8. Injunctive Relief. Executive acknowledges that Executive’s breach of the Covenants would cause irreparable injury to the Company, and agrees that in the event of any such breach, the Company shall be entitled to seek temporary, preliminary and permanent injunctive relief, without the necessity of proving actual damages or posting any bond or surety.

9. AGREEMENT TO ARBITRATE. TO THE FULLEST EXTENT PERMITTED BY LAW, EXECUTIVE AND COMPANY AGREE TO ARBITRATE ANY CONTROVERSY, CLAIM OR DISPUTE BETWEEN THEM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, THE EMPLOYMENT RELATIONSHIP BETWEEN THE COMPANY AND EXECUTIVE AND ANY DISPUTES UPON TERMINATION OF EMPLOYMENT, INCLUDING BUT NOT LIMITED TO BREACH OF CONTRACT, TORT, DISCRIMINATION, HARASSMENT, WRONGFUL TERMINATION, DEMOTION DISCIPLINE, FAILURE TO ACCOMMODATE, FAMILY AND MEDICAL LEAVE, COMPENSATION OR BENEFITS CLAIMS, CONSTITUTIONAL CLAIMS; AND ANY CLAIMS FOR VIOLATION OF ANY LOCAL, STATE OR FEDERAL LAW, STATUTE, REGULATION, OR ORDINANCE OR COMMON LAW. CLAIMS FOR WORKERS’ COMPENSATION, UNEMPLOYMENT INSURANCE BENEFITS, BREACH OF THE COMPANY’S EXECUTIVE INNOVATIONS AND PROPRIETARY RIGHTS AGREEMENT AND OTHER CONFIDENTIALITY AGREEMENTS, AND COMPANY’S RIGHT TO OBTAIN INJUNCTIVE RELIEF PURSUANT TO SECTION 8 ARE EXCLUDED. BY ACCEPTING EMPLOYMENT WITH THE COMPANY, THE EXECUTIVE WAIVES THE RIGHT TO A JURY TRIAL WITH RESPECT TO ANY SUCH DISPUTES (EXCLUDING THOSE AFOREMENTIONED). FOR THE PURPOSE OF THIS AGREEMENT TO ARBITRATE, REFERENCES TO THE COMPANY INCLUDE ALL PARENT, SUBSIDIARY, OR RELATED ENTITIES AND THEIR EMPLOYEES, SUPERVISORS, OFFICERS, DIRECTORS, AGENTS, PENSION OR BENEFIT PLAN SPONSORS, FIDUCIARIES, ADMINISTRATORS, AFFILIATES, AND ALL SUCCESSORS AND ASSIGNS OF ANY OF THEM, AND THIS AGREEMENT SHALL APPLY TO THEM TO THE EXTENT EXECUTIVE’S CLAIMS ARISE OUT OF OR RELATE TO THEIR ACTIONS ON BEHALF OF THE COMPANY.

a. Consideration for Arbitration Agreement. The mutual promise by Company and Executive to arbitrate any and all disputes between them (except for those referenced above) rather than litigate them before the courts or other bodies, provides the consideration for this agreement to arbitrate.

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b. Initiation of Arbitration. Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statutes of limitation.

c. Arbitration Procedure. The arbitration will be conducted in the state and county in which the Company is headquartered by a single neutral arbitrator and in accordance with the then-current rules for resolution of employment disputes of the American Arbitration Association (“AAA”). The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the state in which the Company is headquartered and shall follow the applicable law. The parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof.

d. Costs of Arbitration. Company shall bear the costs of the arbitration filing fees; the hearing fees and cost of the arbitrator will be initially borne by the Company, but the non-prevailing party, as determined by the arbitrator, shall be responsible for the hearing fees and costs of the arbitrator.

10. General Provisions.

a. Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner the Company would be required to perform if no such succession or assign had occurred. This Agreement shall automatically insure to the benefit of, and be enforceable by, the Company’s owners, parent, subsidiaries, affiliates, successors, and assigns to protect the property and interests of same as if they were the Company without the need for any further action or agreement by Executive. Executive acknowledges that the sharing of Confidential Information and intellectual property interests between these entities gives them a material property interest in the enforcement of this Agreement. This agreement may be assigned by the Company as part of any sale, transfer, merger or other disposition of the Company or its assets. Executive’s rights hereunder are personal and may not be assigned or transferred to any other person, firm, or corporation without the prior, express and written consent of the Company.

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b. Section 409A of the Internal Revenue Code of 1986 (the “Code”). This Letter Agreement is intended to meet the requirements of Section 409A of the Code, and will be interpreted and construed consistent with that intent. For purposes of this Agreement, the terms “terminate,” “terminated” and “termination” mean a termination of Executive’s employment that constitutes a “separation from service” within the meaning of the default rules of Section 409A of the Code. Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment will be paid (or provided) in accordance with the following:

(i) If Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the Termination Date, then no such payment shall be made or commence during the period beginning on the Termination Date and ending on the date that is six (6) months following the Termination Date or, if earlier, on the date of Executive’s death. The amount of any payment that would otherwise be paid to Executive during this period will instead be paid on the fifteenth (15th) day of the first calendar month following the end of the period.

(ii) Payments with respect to reimbursements of expenses, including COBRA or legal fees shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that the reimbursement be made on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year. In no event will any reimbursement be made following the last day of the third calendar year following the year in which termination of employment occurred.

(iii) The right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments for purposes of Code Section 409A.

c. Excise Tax Payments. In the event of a determination that a portion of any payment or benefit to the Executive or for Executive’s benefit payable or distributable pursuant to the terms of this Agreement on account of or in connection with a Change in Control event is or will be deemed to be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall pay to the Executive an amount (the “Tax Gross-Up”) sufficient to reimburse the Executive on an after-tax basis for any excise tax imposed, pursuant to Code Section 4999 or any successor provision or similar tax (“Excise Tax”), on the Executive with respect to such payments or other benefits, so that the Executive does not incur any out-of-pocket cost with respect to such Excise Tax. For this purpose, the Executive shall be deemed to be in the highest marginal rate of federal and state taxes. The Tax Gross-Up payment shall be made at the time the Excise Tax triggering the right to such payment is remitted to the appropriate tax authorities but no later than the close of the calendar year following the calendar year in which such Excise Tax is remitted to the appropriate tax authorities. As a condition of the Company’s payment of the Tax Gross-Up, the Executive agrees to cooperate with the Company to furnish such information and documents as the Company or its agents may reasonably request in order to make a determination as to the amount of the Excise Tax. Any such calculations shall be provided to the Executive for review, as well.

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d. Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement). The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulations.

e. Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement; provided, however, that if Executive claims the Company has failed to comply with any ongoing payment or benefit obligation, the failure to make a timely demand for payment or other compliance within thirty (30) days of the first due date for such an obligation shall waive the right to assert continued entitlement or to assert subsequent breaches of the same alleged obligation at a later time.

f. Attorneys’ Fees. If any arbitration or other proceeding is instituted to enforce or interpret this Agreement, the prevailing party shall be entitled to recover from the losing party in addition to statutory costs, the reasonable attorneys’ fees the prevailing party incurred in connection with such arbitration or proceeding. For purposes of enforcement of Section 7 of this Agreement, Company shall be deemed a prevailing party if Executive is found to be in violation of any restriction in this Agreement and Company secures any part of the injunctive relief or other equitable remedies it seeks to enforce this Agreement.

g. Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of an arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

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h. Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and to have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

i. Governing Law and Forum Selection. This Agreement shall be governed by and construed in accordance with the laws of the United States and the State of Texas without regard to conflicts of law principles. All legal disputes between the parties arising from or related to this Agreement shall be litigated in a court of competent jurisdiction (state or federal) located in Dallas County, Texas. The parties consent to, and hereby irrevocably submit to the jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

j. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: i) by personal delivery when delivered personally; ii) by overnight courier upon written verification of receipt; or iii) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

If to Executive:	If to Company:

Susan K. Conner	Daegis, Inc.
4107 Travis Street	Attn: Human Resources
Dallas, TX 75204	600 E. Las Colinas Blvd., Suite 1500
Irving, TX 75039

k. Survival. Sections 7 (“Restrictive Covenants”), 8 (“Injunctive Relief”), 9, (“Agreement to Arbitrate”), 10 (“General Provisions”) and 11 (“Entire Agreement”) of this Agreement shall survive Executive’s termination of employment by the Company. This Agreement will be deemed to renew and continue during any periods of renewal of Executive’s employment, including, but not limited to, periods of employment following promotions or transfers, or during any subsequent re-employment by Company. Executive understands and agrees that all the terms and obligations contained in this Agreement are independent of the existence of any claim or cause of action by Executive against the Company, and any such claims shall not constitute a defense to Executive’s obligations hereunder, or to the enforcement by the Company of this Agreement, but shall be determined separately and independently. All common law and statutory obligations of Executive to the Company as an employee shall remain in effect; this Agreement supplements, and shall not be deemed to reduce or dilute, or make inapplicable, any common law or statutory duty that Executive would otherwise have to the Company absent this Agreement

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11. Entire Agreement. This Agreement, any Company option documents, and the Company’s applicable confidentiality, invention assignment, insider trading policy (“ITP”) and non-disclosure agreements constitute the entire agreement between the parties relating to this subject matter and supersede all prior or simultaneous representations, discussions, negotiations or agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of the Executive and the Chief Executive Officer or the Board of Directors of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN, INCLUDING THE AGREEMENT TO ARBITRATE DISPUTES.

By the Company, Daegis, Inc.		By the Executive

By:		By:

	Timothy P. Bacci, CEO		Susan K. Conner

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